                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT, dated as of October 18, 1999, by and among TeleCorp PCS, Inc., a Delaware corporation ("TeleCorp"), TeleCorp Holding Corp., Inc., a Delaware corporation and wholly-owned subsidiary of TeleCorp ("THC"), Gerald T. Vento and Thomas H. Sullivan (each, a "Management Stockholder"), and the other investors referred to on Schedule I attached hereto (the "Stockholders" and together with the Management Stockholders, the "Investors").

     WHEREAS, immediately prior to the Closing of the sale of the Shares pursuant hereto, LMDS (defined below) will effect a sale of its local multipoint distribution services B Block license for the Orlando, BTA to THC of Orlando LMDS, Inc. in exchange for shares ("Newco Stock") of such corporation's capital stock (the "Spin-Off");

     WHEREAS, after the Spin-Off, the Investors will continue to own all of the issued and outstanding shares (the "Shares") of Class A Common Stock, no par value per share ("Class A Common Stock"), Class C Common Stock, no par value per share ("Class C Common Stock"), and Series A Preferred Stock, no par value per share ("Series A Preferred Stock"), of TeleCorp LMDS, Inc., a Delaware corporation ("LMDS");

     WHEREAS, the Investors wish to sell and THC and TeleCorp wish for THC to purchase all of the Shares in exchange for the shares of TeleCorp capital stock set forth below;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

     1. DEFINITIONS

     1.1 "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

     1.2 "Business Day" means any day other than a Saturday, Sunday or a legal holiday in New York, New York or any other day on which commercial banks in New York, New York are authorized by law or governmental decree to close.

     1.3 "Claim" has the meaning set forth in Section 7.4(a).

     1.4 "Class A Common Stock" has the meaning set forth in the second recital.

     1.5 "Class C Common Stock" has the meaning set forth in the second recital.

     1.6 "Closing" has the meaning set forth in Section 2.2.

     1.7 "Closing Date" has the meaning set forth in Section 2.2.

     1.8 "Consents" means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the parties hereto to consummate the Transactions.

     1.9 "Distribution Agreement" means that certain Distribution Agreement of even date herewith by and among the Investors and LMDS by which LMDS shall transfer ownership of the Newco Stock to the Investors.

     1.10 "FCC " means the Federal Communications Commission.

     1.11 "Governmental Authority" means a Federal, state or local court, legislature, governmental agency (including, without limitation, the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.

     1.12 "Indemnified Party" has the meaning set forth in Section 7.4(a).

     1.13 "Indemnifying Party" has the meaning set forth in Section 7.4(a).

     1.14 "Investors' Rights Agreement" means that certain Investors' Rights Agreement by and among LMDS and the Investors, dated as of February 2, 1998.

     1.15 "Law" means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

     1.16 "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

     1.17 "LMDS" has the meaning set forth in the second recital.

     1.18 "Losses" has the meaning set forth in Section 7.2.

     1.19 "Management Stockholders" has the meaning set forth in the preamble.

     1.20 "Material Adverse Effect" means a material adverse effect on the business, financial condition, assets, liabilities or results of operations or prospects of the Person specified.

     1.21 "Person" means an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Authority, business trust, unincorporated organization, or other legal entity.

     1.22 "Related Agreement" has the meaning set forth in Section 3.1(b).

     1.23 "Section 7.2 Indemnified Party" has the meaning set forth in Section 7.2.

     1.24 "Section 7.3 Indemnified Party" has the meaning set forth in Section 7.3.

     1.25 "Securities Act" means the Securities Act of 1933, as amended.

     1.26 "Series A Preferred Stock" has the meaning set forth in the first recital.

     1.27 "Shares" has the meaning set forth in the recitals.

     1.28 "Spin-Off" has the meaning set forth in the recitals.

     1.29 "Stockholders" has the meaning set forth in the preamble.

     1.30 "Stockholders' Agreement" means that certain Stockholders' Agreement by and among LMDS and each of the Investors, dated as of February 2, 1998.

     1.31 "TeleCorp" has the meaning set forth in the preamble.

     1.32 "TeleCorp Stock" means an aggregate of 2,700 shares of TeleCorp's Series C Preferred Stock, $.01 par value per share, and an aggregate of 270,000 shares of Class A Voting Common Stock, $.01 par value per share, as the same may be adjusted from time to time in conjunction with a stock split, recapitalization, reorganization, reclassification, or other change in the capital structure of TeleCorp affecting such series and classes of capital stock of TeleCorp after the date hereof.

     1.33 "TeleCorp Investors Stockholders' Agreement" means that certain Investors Stockholders' Agreement by and among AT&T Wireless PCS, LLC, the Cash Equity Investors, as defined therein, and the Management Stockholders, dated as of July 17, 1998, as the same may be amended, modified or supplemented in accordance with the terms thereof.

     1.34 "TeleCorp Stockholders' Agreement" means that certain Stockholders' Agreement by and among TeleCorp, AT&T Wireless PCS, LLC, TWR Cellular, Inc., the Cash Equity Investors, as defined therein, and the other parties named therein, as stockholders, dated as of July 17, 1998, as the same may be amended, modified or supplemented in accordance with the terms thereof.

     1.35 "THC" has the meaning set forth in the preamble.

     1.36 "Transactions" means the transactions contemplated by this Agreement.

     1.37 "Transfer Agreement " means that certain Agreement of even date herewith by and between LMDS and THC of Orlando LMDS, Inc. by which the Spin-Off is to be effected.

2.   PURCHASE PRICE; CLOSING DATE; DELIVERY

     2.1 Purchase of Shares. In consideration of the ownership of the Shares being transferred to THC, TeleCorp shall issue to each Investor the amount of TeleCorp Stock determined as set forth on Schedule I attached hereto on the Closing Date.

     2.2 Closing Date. The closing of the purchase and sale of the Shares (the "Closing") shall occur on the fifth Business Day following the receipt of the final consent necessary under Section 6.1(h) and 6.2(e) and immediately following the closing of the Spin-Off at the offices of McDermott, Will & Emery, 28 State Street, Boston, MA 02109 at 10:00 am EST, or on such other date and at such other time and/or place as the parties may agree (the "Closing Date").

     2.3 Delivery. At the Closing, (a) each Investor shall deliver to THC stock certificates, representing the Shares owned by him or it, duly endorsed in blank or accompanied by stock transfer powers transferring the Shares to THC, and (b) TeleCorp shall issue and deliver to each Investor one or more certificates representing the TeleCorp Stock to be received by him or it.

3.   REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

     Each of the Stockholders (severally as to itself and jointly and severally with the other Investors as to LMDS), and each of the Management Stockholders (severally as to himself, except with respect to the representations contained in Sections 3.1(a), 3.1(c), and 3.1(d), and jointly and severally with the other Investors as to LMDS) represents and warrants to TeleCorp and THC as of the date hereof and as of the Closing Date with respect to itself and LMDS that:

3.1  Formation and Standing.

     (a) It is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     (b) It has the requisite power and authority to execute, deliver and perform this Agreement and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed hereunder (each a "Related Agreement") to which it is or will be a party.

     (c) It is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary other than any such jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect on it or materially adversely affect the Transactions or its ability to perform its obligations hereunder.

     (d) The execution and delivery of this Agreement or any Related Agreement by it and the consummation of the Transactions by it have been duly and validly authorized by its General Partner, Manager or Management Board (or other equivalent body or authorized person) and no other proceedings on its part which have not been taken (including, without limitation, approval of its stockholders, partners or members) are necessary to authorize this Agreement or any Related Agreement or to consummate the Transactions.

     (e) This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity. Each Related Agreement to which it is a party shall be duly executed and delivered by it at (or prior to) the Closing and, upon such execution and delivery, shall constitute its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

     (f) As of the Closing Date, after giving effect to the Transactions, he/it is not in breach of any obligation under this Agreement or any Related Agreement to which he or it is a party or any other agreement by and between he or it and LMDS or any of the other Investors regarding LMDS and/or the Shares.

     (g) As of the Closing Date, he/it is the record and beneficial owner of the Shares determined pursuant to Schedule I, and has good and marketable title thereto, free and clear of all Liens, and he/it has the right, power and authority to assign, transfer and deliver all such record and beneficial ownership of the Shares owned by him/it to THC pursuant to this Agreement.

     3.2 Consents; No Conflicts. Neither the execution, delivery and performance by it of this Agreement or any Related Agreement to which it is a party nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of its organizational documents or the Certificate of Incorporation or Bylaws of LMDS; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (c) require any consent or the approval of its board of directors, general partner, members, stockholders or similar constituent bodies, as the case may be (which approvals have been obtained), except in each case, where such breach, violation, default, Lien, right, or the failure to obtain or give such consent would not have a Material Adverse Effect on it or materially adversely affect the Transactions or its ability to perform its obligations under the Agreement and any Related Agreement. There is no fact relating to it or its Affiliates that would be reasonably expected to prevent it from consummating the Transactions or performing its obligations under this Agreement or any Related Agreement.

     3.3 Organization and Standing of LMDS. LMDS is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing as a domestic corporation under the laws of said state. LMDS has no subsidiaries.

     3.4 Shares. The Shares are, and when issued in compliance with the provisions of this Agreement, will be, validly issued, fully paid and nonassessable and will be free and clear of any and all Liens.

     3.5 Authorized Capital Stock. The authorized capital stock of LMDS consists of 12,500 shares of Class A Common Stock, of which 12,500 are issued and outstanding as of the date hereof and of which 12,375 shall be issued and outstanding as of the Closing Date, 37,500 shares of Class C Common Stock, of which 37,500 are issued and outstanding as of the date hereof and of which 37,125 shall be issued and outstanding as of the Closing Date, and 420 shares of Series A Preferred Stock, of which 420 are issued and outstanding as of the date hereof, and as of the Closing Date, such number of shares shall be issued and outstanding as are determined pursuant to the redemption provisions of the Distribution Agreement, which in the aggregate shall comprise as of the Closing Date all of the Shares. On the Closing Date, after giving effect to the Transactions, there will not be any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating LMDS to issue, transfer or sell any shares of capital stock of LMDS.

     3.6 No Liabilities. As of the Closing Date before giving effect to the Transactions, LMDS has no indebtedness or liability of any nature whatsoever, absolute or contingent, liquidated or unliquidated. LMDS has no other business or operations other than owning local multipoint distribution services licenses.

     3.7 FCC Compliance. LMDS complies with all eligibility rules issued by the FCC to hold LMDS licenses, including without limitation, FCC rules on foreign ownership and the CMRS spectrum cap.

     3.8 Compliance with Laws. LMDS has operated in compliance with all applicable Laws, including all FCC Laws, environmental Laws and Laws relating to taxes, except for noncompliance that, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect. LMDS has not received notice to the effect that, or otherwise been advised that, it is not in compliance with any Laws with respect to the Shares, its business or its operations, and it has not taken any action or failed to take any action that is a violation of any such Laws with respect to the Shares or any of its assets, its business or its operations, except for actions or failures to take action that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect or a materially adversely affect the Transactions.

     3.9 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of his/its knowledge, threatened against him/it or LMDS or any of LMDS's properties before or by any court or arbitrator or any government body, agency or official in which there is a reasonable likelihood of an adverse decision that could have a Material Adverse Effect on LMDS's properties or assets or the business of LMDS as presently conducted or proposed to be conducted.

     3.10 No Material Change. Since LMDS's incorporation, there has been no material adverse change in business, prospects, financial condition, net worth or results of operations, other than changes occurring in the ordinary course of business which have not, individually or in the aggregate, had a Material Adverse Effect on the business, prospects, properties or financial condition of LMDS.

     3.11 Taxes. Since LMDS's incorporation, it has timely filed, or caused to be timely filed, or will timely file or cause to be timely filed on or prior to the Closing Date, all tax returns required to be filed on or prior to the Closing Date (taking into account any extensions of time to file granted to or on behalf of LMDS). All taxes for the respective periods covered by such returns have been or prior to the Closing Date will be, timely paid.

     3.12 Investor Acknowledgments. (a) He/it is an "accredited investor" as defined in Regulation D of the Securities Act. His/its representatives have been provided an opportunity to ask questions of, and have received answers thereto from, THC and TeleCorp and their representatives regarding the terms and conditions of his/its sale of the Shares in consideration of the issuance of the TeleCorp Stock, and THC and TeleCorp and their proposed business generally, and have obtained all additional information requested by him/it to verify the accuracy of all information furnished to him/it in connection with such sale and issuance.

     (b) He/it has such knowledge and experience in financial and business affairs that it is capable of evaluating the merits and risks of selling the Shares in consideration of the issuance of the TeleCorp Stock hereunder.

     (c) He/it is not relying on and acknowledges that no representation is being made by any other Investor, TeleCorp, THC or any of their officers, employees, Affiliates, agents or representatives, except for representations and warranties expressly set forth in this Agreement, and, in particular, he/it is not relying on, and acknowledges that no representation is being made in respect of, (x) any projections, estimates or budgets delivered to or made available to them of future revenues, expenses or expenditures, or future results of operations and (y) any other information or documents delivered or made available to him/it or his/its representatives, except for representations and warranties expressly set forth in this Agreement and the Related Agreements and such information and documents obtained by him/it as a stockholder of TeleCorp and through his/its representatives who serve as members of TeleCorp's board of directors, as the case may be.

     (d) In deciding to invest in TeleCorp, he/it has relied exclusively on the representations and warranties expressly set forth in this Agreement, and the investigations made by himself/itself and his/its representatives and his/its and such representatives' knowledge of the industry in which TeleCorp proposes to operate. Based solely on such representations and warranties and such investigations and knowledge and such information obtained by him/it by virtue of his/its status as a stockholder of TeleCorp, and through his/its representatives who serve as members of TeleCorp's board of directors, as the case may be, he/it has determined that the TeleCorp Stock he/it is acquiring is a suitable investment for him/it.

     (e) He/it is acquiring the TeleCorp Stock hereunder for the purpose of investment and not with a view to or for sale in connection with any distribution thereof (other than in compliance with the Securities Act and all applicable state securities laws).

4.   REPRESENTATIONS AND WARRANTIES OF TELECORP AND THC

     Each of TeleCorp and THC, jointly and severally, represents and warrants to the Investors as of the Closing Date as follows:

     4.1 Organization, Power and Authority.

     (a) It is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.

     (b) It has the requisite power and authority to execute, deliver and perform this Agreement and any Related Agreement to which it is a party.

     (c) The execution and delivery of this Agreement or any Related Agreement and the consummation of the Transactions by it have been duly and validly authorized by its Board of Directors and no other proceedings which have not been taken are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the Transactions.

     (d) This Agreement has been duly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity. Each Related Agreement to which it is a party shall be duly executed and delivered by it at (or prior to) the Closing and, upon such execution and delivery, shall constitute the valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

     (e) As of the Closing Date, after giving effect to the Transactions, it is not in breach of any obligation under this Agreement or any Related Agreement to which it is a party.

     4.2 Consents; No Conflicts. Neither the execution, delivery and performance of this Agreement and any Related Agreement to which it is a party nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of its organizational documents; (b) with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (c) require any consent or the approval of its Board of Directors or its stockholders (which approval has been obtained), except in each case where such breach, violation, default, Lien, right, or the failure to obtain or give such consent would not have a Material Adverse Effect on it or materially adversely affect the Transactions, its ability to perform its obligations under this Agreement or any Related Agreement or the operation of its business after the Closing Date. To its knowledge, there is no fact relating to it or its Affiliates that would be reasonably expected to prevent it from consummating the Transactions or performing its obligations under this Agreement or any Related Agreement.

     4.3 Litigation. There is no action, proceeding or investigation pending or, to its knowledge, threatened against it or any of its properties or assets that would have a Material Adverse Effect on its ability to consummate the Transactions to which it is a party or to fulfill its obligations under this Agreement or any Related Agreement to which it is a party, or to operate its business after the Closing Date, or which seeks to prevent or challenge the Transactions. There is no judgment, decree, injunction, rule or order outstanding against it which would limit in any material respect its ability to operate its business in the manner currently contemplated.

     4.4 TeleCorp Stock. The TeleCorp Stock, when issued in compliance with the provisions of this Agreement will be validly issued fully paid and nonassessable, and shall be free of any Liens caused or created by TeleCorp, except as set forth in that certain Stockholders Agreement by and among the Investors, TeleCorp and the other TeleCorp stockholders named therein dated as of July 17, 1998, as amended, and TeleCorp's Amended and Restated Certificate of Incorporation.

     4.5 Authorized Capital Stock. The authorized capital stock of TeleCorp as of the date hereof consists of: (a) 12,595,000 shares of preferred stock, $.01 par value per share, consisting of (i) 100,000 shares of Series A Convertible Preferred Stock, (ii) 200,000 shares of Series B Preferred Stock, (iii) 215,000 shares of Series C Preferred Stock, (iv) 50,000 shares of Series D Preferred Stock, (v) 30,000 shares of Series E Preferred Stock, (vi) 5,000,000 shares of Series F Preferred Stock and (vii) 7,000,000 shares of Senior Common Stock; and
(b) 190,401,000 shares of common stock, $.01 par value per share, consisting of
(i) 95,000,000 shares of Class A Voting Common Stock, (ii) 95,000,000 shares of Class B Non-Voting Common Stock, (iii) 100,000 shares of Class C Common Stock,
(iv) 300,000 shares of Class D Common Stock, and (v) 1,000 shares of Voting Preference Common Stock. As of the Closing Date, the authorized, issued and outstanding shares of Preferred Stock and Common Stock of TeleCorp shall be changed to the extent necessary in order to effect TeleCorp's initial public offering of its Class A Voting Common Stock, and to the extent the TeleCorp Stock is issued pursuant hereto.

5.   COVENANTS

     5.1 Consummation of Transactions. Each party shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to carry out all of its/his respective obligations under this Agreement and any Related Agreement to which it/he is a party and to consummate the Transactions, which efforts shall include, without limitation, the following:

     (a) The parties shall use all commercially reasonable efforts to cause the Closing to occur and the Transactions to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, to obtain all necessary Consents including the approval of this Agreement and the Transactions by all Governmental Authorities and agencies and third parties, including the FCC, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required in order for the parties to consummate the Transactions.

     (b) Each party shall furnish to the other parties all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing to be made by the Company or any other party in connection with the Transactions or otherwise to determine compliance with applicable FCC Law.

     (c) Upon the request of any other party, each party shall forthwith execute and deliver, or cause to be executed and delivered, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may reasonably be requested by such party in order to effectuate the purposes of this Agreement.

     5.2 No Action. During the period from the date hereof until the Closing Date, other than as required pursuant to the Transfer Agreement, the Distribution Agreement and any documents related thereto, LMDS and the Investors shall not (i) sell, transfer, assign or dispose of, or offer to, or enter into any agreement, arrangement or understanding to, sell, transfer, assign or dispose of any of the Shares or any interest therein or any of LMDS' properties or assets, or negotiate therefor, or (ii) create, incur or suffer to exist any Lien of any nature whatsoever relating to any of the foregoing or any interest therein.

     5.3 Waiver of Rights Under the Stockholders' Agreement. With respect to the Transactions (i) each of the Management Stockholders hereby waives his right of first refusal and notice requirements set forth in Section 2 of the Stockholders' Agreement and (b) each of the Investors hereby waives its co-sale rights and notice requirements set forth in Section 10 of the Stockholders' Agreement.

6.   CONDITIONS TO CLOSING

     6.1 Conditions to Obligations of TeleCorp and THC. The obligation of TeleCorp and THC to consummate the Transactions shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions by each of the other parties, unless waived by TeleCorp and THC at or prior to the Closing:

     (a) The representations and warranties of each Investor contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time, except for inaccuracies in respect of the representations and warranties set forth in Section 3.9 (disregarding any qualifications as to materiality contained therein), that in the aggregate would not be reasonably expected to have a Material Adverse Effect on LMDS or such Investor or to materially adversely affect the Transactions.

     (b) Each Investor shall have performed in all material respects all agreements contained herein or required to be performed by it at or before the Closing.

     (c) An officer of each Investor shall have delivered to TeleCorp and THC a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) above as to the party delivering such certificate.

     (d) All limited liability or limited partnership and other proceedings of each of the Investors in connection with the Transactions, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to TeleCorp and THC, and each of the Investors shall have delivered to TeleCorp and THC such receipts, documents, instruments and certificates, in form and substance reasonably satisfactory to TeleCorp and THC which TeleCorp and THC shall have reasonably requested in order to consummate the Transactions.

     (e) All directors serving on the Board of Directors of LMDS and all of the officers of LMDS shall resign from their respective positions except for Thomas
H. Sullivan and Gerald T. Vento.

     (f) All of the agreements among the Investors and LMDS, including but not limited to the Stockholders' Agreement and the Investors' Rights Agreement, shall be terminated as of the Closing Date without liability.

     (g) Each Investor shall deliver to THC on the Closing Date stock certificates, representing the Shares owned by it, duly endorsed in blank or accompanied by stock transfer powers transferring the Shares to THC.

     (h) All Consents by any Governmental Authority required to permit the consummation of the Transactions, the failure to obtain or make which would be reasonably expected to have a Material Adverse Effect on TeleCorp, THC or LMDS or materially adversely affect the Transactions or TeleCorp's or THC's ability to perform its obligations under this Agreement or any Related Agreement shall have been obtained or made.

     (i) The Spin-Off and the transfer of the Newco Stock to the Investors shall have been consummated.

     (j) Each Stockholder not currently a party to the TeleCorp Investor Stockholders' Agreement shall have executed and delivered a joinder agreement to the TeleCorp Investor Stockholders' Agreement in form and substance reasonably satisfactory to TeleCorp.

     (k) The Investors shall certify in writing to TeleCorp and THC the number and classification of capital stock of LMDS issued and outstanding as of the Closing Date and that the Investors own such stock.

     6.2 Conditions to the Obligations of the Investors. The obligation of each Investor to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions, unless waived by such Investor at or prior to the Closing:

     (a) The representations and warranties of TeleCorp and THC and each other Investor contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time, except for inaccuracies in respect of the representations and warranties set forth in Section 4.3 (disregarding any qualifications as to materiality contained therein) that in the aggregate would not be reasonably expected to have a Material Adverse Effect on TeleCorp, THC or such other Investor or to materially adversely affect the Transactions.

     (b) Each of TeleCorp, THC and each other Investor shall have performed in all material respects all agreements contained herein or required to be performed by it at or before the Closing.

     (c) An officer of TeleCorp, THC and of each other Investor, respectively, shall have delivered to such Investor a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) above as to the party delivering such certificate.

     (d) TeleCorp shall issue and deliver to each Investor the shares of TeleCorp Stock he or it is entitled to receive hereunder.

     (e) All Consents by any Governmental Authority required to permit the consummation of the Transactions, the failure to obtain or make which would be reasonably expected to have a Material Adverse Effect on such Investor or materially adversely affect the Transactions or its ability to perform its obligations under this Agreement or any Related Agreement shall have been obtained or made.

     (f) All corporate and other proceedings of each other Investor, TeleCorp and THC in connection with the Transactions, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to such Investor, and each other Investor, TeleCorp and THC shall have delivered to such Investor all such receipts, documents, instruments and certificates, in form and substance reasonably satisfactory to such Investor, which such Investor shall have reasonably requested in order to consummate the Transactions.

     (g) The Spin-Off and the transfer of the Newco Stock to the Investors shall have been consummated.

7.   SURVIVAL AND INDEMNIFICATION

     7.1 Survival. The representations and warranties made in this Agreement shall survive the Closing without regard to any investigation made by any of the parties hereto until the second anniversary thereof and shall thereupon expire together with any right to indemnification in respect thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty and describing such claim in reasonable detail shall have been given prior to the expiration of the applicable survival period to the party which made such representation or warranty). The covenants and agreements contained herein to be performed or complied with prior to the Closing shall expire at the Closing. The covenants and agreements contained in this Agreement to be performed or complied with after the Closing shall survive the Closing; provided that the right to indemnification pursuant to this
Article VII in respect of a breach of a representation or warranty shall expire upon the application of the applicable survival period of the Closing (except to the extent written notice asserting a claim thereunder and describing such claim in reasonable detail shall have been given prior to such expiration to the party from whom such indemnification is sought); provided further, that the representations and warranties made in Section 4 of this Agreement by TeleCorp and THC to the Management Stockholders shall not survive the Closing. After the Closing, the sole and exclusive remedy of the parties for any breach or inaccuracy of any representation or warranty contained in this Agreement, or any other claim (whether or not alleging a breach of this Agreement) that arises out of the facts and circumstances constituting such breach or inaccuracy, shall be the indemnity provided in this Article VII.

     7.2 Indemnification by the Investors. Each Investor shall indemnify and hold harmless each other Investor, TeleCorp and THC and their respective Affiliates, and the shareholders, members, managers, directors, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 7.2 Indemnified Party"), against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) (collectively, "Losses") incurred by him or it in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 7.2 Indemnified Party may be involved or with which he or it may be threatened (whether arising out of or relating to matters asserted by third parties against a Section 7.2 Indemnified Party or incurred or sustained by such party in the absence of a third-party claim), that arises out of or results from (a) any representation or warranty of such indemnifying party contained in this Agreement being untrue in any material respect as of the date on which it was made or (b) any material default by such indemnifying party or any of its Affiliates in the performance of their respective obligations under this Agreement; except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section 7.2 Indemnified Party or its Affiliates; provided that the aggregate liability of each Management Stockholder to indemnify Section 7.2 Indemnified Parties against Losses arising out of or resulting from (x) the untruth in any material respect of any representation or warranty as to LMDS made by such Management Stockholder in this Agreement, (y) any material default by such Management Stockholder in the performance of his obligations under this Agreement, shall be limited to the surrender to TeleCorp of the shares of TeleCorp Stock such Management Stockholder receives hereunder for his shares of Class A Common Stock, and Section 7.2 Indemnified Parties seeking indemnification against any Management Stockholder for such Losses hereunder shall not have recourse to any other assets of such Management Stockholder.

     7.3 Indemnification by TeleCorp and THC. TeleCorp and THC shall jointly and severally indemnify and hold harmless each of the Investors and their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 7.3 Indemnified Party"), against all Losses incurred by him or it in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 7.3 Indemnified Party may be involved or with which he or it may be threatened (whether arising out of or relating to matters asserted by third parties against a Section 7.3 Indemnified Party or incurred or sustained by such party in the absence of a third-party claim), that arises out of or results from (a) any representation or warranty of TeleCorp and/or THC contained in this Agreement being untrue in any material respect as of the date on which it was made or (b) any material default by TeleCorp and/or THC or any of their respective Affiliates in the performance of their respective obligations under this Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section 7.3 Indemnified Party or its Affiliates; provided, that TeleCorp and THC shall not be obligated to indemnify the Management Stockholders for any Losses arising from a breach of any representation or warranty made in Section 4.

     7.4 Procedures.

     (a) The terms of this Section 7.4 shall apply to any claim (a "Claim") for indemnification under the terms of Sections 7.2 or 7.3. The Section 7.2 Indemnified Party or Section 7.3 Indemnified Party (each, an "Indemnified Party"), as the case may be, shall give prompt written notice of such Claim to the indemnifying party (the "Indemnifying Party") under the applicable Section, which party may assume the defense thereof, provided that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. The Indemnified Party shall have the right to approve any counsel selected by the Indemnifying Party and to approve the terms of any proposed settlement, such approval not to be unreasonably delayed or withheld (unless, in the case of approval of a proposed settlement, such settlement provides only, as to the Indemnified Party, the payment of money damages actually paid by the Indemnifying Party and a complete release of the Indemnified Party in respect of the claim in question). Notwithstanding any of the foregoing to the contrary, the provisions of this
Article VII shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article VII to the fullest extent permitted by law.

     (b) In the event that the Indemnifying Party undertakes the defense of any Claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such Claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

     (c) In the event that the Indemnifying Party fails to assume the defense of any Claim within ten business days after receiving written notice thereof, the Indemnified Party shall have the right, subject to the Indemnifying Party's right to assume the defense pursuant to the provisions of this Article VII, to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Party. Unless and until the Indemnified Party assumes the defense of any Claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advancement that, in the event he or it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Article VII.

     (d) In no event shall an Indemnifying Party be required to pay in connection with any Claim for more than one firm of counsel (and local counsel) for each of the following groups of Indemnified Parties: (i) the Stockholders, their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them; (ii) the Management Stockholders, their respective successors, assigns, heirs, personal representatives, beneficiaries, agents and/or the legal representatives of any of them; and (iii) TeleCorp and THC and their respective Affiliates, and the shareholders, members, managers, officers, employees, agents and/or the legal representatives of any of them.

8.   TERMINATION

     8.1 Termination. In addition to any other rights of termination set forth herein, this Agreement may be terminated, and the Transactions abandoned, without further obligation of any party (except as set forth herein), at any time prior to the Closing Date:

     (a) by mutual written consent of the parties;

     (b) by any party by written notice to the other parties, if the Closing shall not have occurred on or before the date that is nine months after the date hereof, provided that the party electing to exercise such right is not otherwise in breach of its obligations under this Agreement; or

     (c) by any party by written notice to the other parties, if the consummation of the Transactions shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction.

     8.2 Effect of Termination.

     (a) In the event of a termination of this Agreement, no party hereto shall have any liability or further obligation to any other party to this Agreement, except as set forth in paragraph (b) below, and except that nothing herein will relieve any party from liability for any breach by such party of this Agreement.

     (b) In the event of a termination of this Agreement pursuant to Section 8.1, all provisions of this Agreement shall terminate, except Articles VII and IX.

     (c) Whether or not the Closing occurs, except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, any Related Agreement and the Transactions shall be paid by the party incurring such expenses.

9.   MISCELLANEOUS

     9.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of each of the parties.

     9.2 Waiver of Compliance; Consents. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     9.3 Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective permitted successors, legal representatives and permitted assigns. Neither the Investors nor TeleCorp or THC may assign its rights and obligations hereunder without the prior written consent of each of the other parties, provided that TeleCorp and THC may assign their respective obligations to any of their Affiliates, and provided, further, that TeleCorp and THC shall have the right to assign their respective rights under this Agreement to the lenders (the "Lenders") named in the Credit Agreement, dated as of July 17, 1998, by an among TeleCorp PCS, Inc., the lenders party thereto and the Chase Manhattan Bank, as Administrative Agent, TD Securities (USA) Inc., as Syndication Agent, and Bankers Trust Company, as Documentation Agent (the "Credit Agreement"), as security pursuant to the terms of the Credit Agreement and the documents and instruments executed therewith, it being understood that, in connection with any such assignment to the Lenders, the Lenders shall not assume any obligations of TeleCorp or THC hereunder.

     9.4 Broker's Fee. Each of the parties hereto hereby represents that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection herewith.

     9.5 Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to the conflict of laws, and the rules thereof.

     9.6 Survival. The representations, warranties, covenants, and agreements made in this Agreement shall survive any investigation made by the Investors, TeleCorp or THC.

     9.7 Entire Agreement. This Agreement, including the exhibits and schedules hereto and thereto and the certificates and instruments delivered pursuant to the terms of this Agreement, constitute the entire agreement and understanding of the parties hereto in respect of the Transactions. This Agreement supersedes all prior agreements and understandings between the parties with respect to such Transactions.

     9.8 Notices, etc. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand, overnight courier or given by electronic facsimile transmission or mailed by first class, certified or registered mail, return receipt requested, postage prepaid:

     If to the Stockholders, at the address set forth in Schedule I hereto.

     If to the Management Stockholders, to the address set forth below for TeleCorp.

     If to TeleCorp or THC, to:  TeleCorp PCS, Inc.
                                 1010 N. Glebe Road, Suite 800
                                 Arlington, VA  22201
                                 Attention: Thomas H. Sullivan
                                 Telephone:  (703) 236-1100
                                 Facsimile:  (703) 236-1376

      With a copy to:            Friedman Kaplan & Seiler LLP
                                 875 Third Avenue, 8th Floor
                                 New York, New York 10022
                                 Attention: Gregg S. Lerner
                                 Facsimile: (212) 355-6401

                                 Mayer, Brown & Platt
                                 1675 Broadway
                                 New York, New York 10019
                                 Attention:  Mark S. Wojciechowski
                                 Facsimile: (212) 262-1910


     All notices and other communications shall be effective upon the earlier of actual receipt thereof and (a) in the case of notices and communications sent by personal delivery or telecopy, three hours after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the first business day following the day such notice or communication was sent, and (c) in the case of notices and communications sent by U.S. mail, five days after such notice or communication shall have been deposited in the U.S. mail.

     9.9 Severability of this Agreement. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

     9.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     9.12 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions.

     9.13 Expenses. Each party hereto shall bear its own expenses incurred on its behalf with respect to this Agreement and the Transactions, including fees of legal counsel.

     IN WITNESS WHEREOF, the foregoing agreement is hereby executed as of the date first above written.

                                            TELECORP PCS, INC.


                                            By: /s/ Thomas H. Sullivan
                                               ---------------------------------
                                            Name:  Thomas H. Sullivan
                                            Title:    Executive Vice President



                                            TELECORP HOLDING CORP., INC.


                                            By: /s/ Thomas H. Sullivan
                                               ---------------------------------
                                            Name:  Thomas H. Sullivan
                                            Title:    President


                                            INVESTORS:

                                            NORTHWOOD VENTURES LLC


                                            By: /s/ Peter Schiff
                                               ---------------------------------
                                            Name:  Peter G. Schiff
                                            Title:    President


                                            NORTHWOOD CAPITAL PARTNERS LLC


                                            By:
                                               ---------------------------------
                                            Name:  Peter G. Schiff
                                            Title:    President


                                            ONELIBERTY FUND IV, L.P.


                                            By:  OneLiberty Partners IV, LLC


                                            By:/s/ Stephen Ricci
                                              ---------------------------------
                                            Name: Stephen Ricci
                                            Title: Managing Member

                                            /s/ Thomas Sullivan
                                            ------------------------------------
                                            Thomas Sullivan


                                            /s/ Gerald Vento
                                            ------------------------------------
                                            Gerald Vento

                                   SCHEDULE I

Series C Preferred Stock:

Name of Stockholder                                       Shares
-------------------                                       ------
OneLiberty Fund IV, L.P.                                   1,350
One Liberty Square
Boston, Massachusetts 02109


Northwood Ventures LLC                                     1,181.25
485 Underhill Boulevard
Syosset, New York 11791-3419

Northwood Capital Partners LLC                               168.75
485 Underhill Boulevard
Syosset, New York 11791-3419
                                                         ----------
                                     Total:                2,700

Class A Voting Common Stock:

An aggregate of 270,000 shares of Class A Voting Common Stock shall be issued as follows:

Stockholders:

     Each Stockholder shall receive shares of Class A Voting Common Stock equal to 270,000 multiplied by a fraction, the numerator of which shall be the Accreted Value and denominator of which shall be the Fair Market Value.

     For the purposes hereof, the term "Accreted Value" shall mean an amount equal to the accreted value of the LMDS Series A Preferred Stock held by a Stockholder, post-Spin-Off, less the aggregate face amount of the Series C Preferred Stock of TeleCorp to be received by such Stockholder at Closing.

     For the purposes hereof, the term "Fair Market Value" shall mean an amount equal to the product of the per share average daily trading price of TeleCorp's Class A Voting Common Stock for the three business days immediately preceding the Closing Date times 270,000.

Investors:

     Each Investor shall receive a number of shares of Class A Voting Common Stock equal to the product of its pro rata common stock ownership in LMDS times the difference between 270,000 shares and the number of shares of Class A Voting Common Stock issued to the Stockholders above.

     The parties hereto acknowledge that the Management Stockholders, in the aggregate, own fifteen percent (15%) of the issued and outstanding common stock of LMDS and that the Stockholders, in the aggregate, own eighty five percent (85%) of the issued and outstanding common stock of LMDS.